Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

Dated as of June 2, 2004

by and between

JRT ACQUISITION, INC.

and

HOME PRODUCTS INTERNATIONAL, INC.

i

TABLE OF CONTENTS

(continued)

TABLE OF DEFINITIONS

Acquirer	Preamble
Acquirer Expenses	Section 8.05
Acquirer Group	Section 9.03
Acquirer Material Adverse Effect	Section 9.03
Adverse Recommendation Change	Section 5.02
Affiliate	Section 9.03
Agreement	Preamble
Appraisal Shares	Section 2.01
Certificate	Section 2.01
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Benefit Plan	Section 9.03
Company Board	Preamble
Company By-laws	Section 3.01
Company Capital Stock	Section 3.03
Company Charter	Section 3.01
Company Common Stock	Section 2.01
Company Disclosure Letter	Section 3.01
Company Employees	Section 6.14
Company Financial Statements	Section 3.06
Company Material Adverse Effect	Section 9.03
Company Preferred Stock	Section 3.03
Company Rights	Section 3.03
Company Rights Agreement	Section 3.03
Company SEC Documents	Section 3.06
Company Stockholder Approval	Section 3.04
Company Stockholders Meeting	Section 6.01
Company Stock Options	Section 2.01
Company Stock Plan	Section 9.03
Company Subsidiaries	Section 3.01
Company Takeover Proposal	Section 9.03
Competition Laws	Section 9.03
Consent	Section 3.05
DGCL	Section 1.01
Distribution Date	Section 3.05
ERISA	Section 9.03
Effective Time	Section 1.03
Employee welfare benefit plans	Section 9.03
Exchange Act	Section 3.05
Exchange Fund	Section 2.02
GAAP	Section 3.06
Governmental Entity	Section 3.05
HSR Act	Section 9.03
Indemnified Person	Section 6.05
Indenture	Section 6.06
Indenture Amendment Expenses	Section 6.06
Judgment	Section 3.05
Law	Section 3.05

TABLE OF DEFINITIONS

(continued)

Liens	Section 3.02
Merger	Preamble
Merger Consideration	Section 2.01
New Company Plans	Section 6.14
Outside Date	Section 8.01
Paying Agent	Section 2.02
Per Share Merger Consideration	Section 2.01
Permitted Lien	Section 9.03
Person	Section 9.03
Proprietary Rights	Section 9.03
Proxy Statement	Section 3.05
Representative	Section 9.03
Restated Acquirer Certificate	Section 1.05
Restated Acquirer By-Laws	Section 1.05
Schedule 13E-3	Section 3.05
SEC	Section 3.05
Section 262	Section 2.01
Securities Act	Section 3.06
Special Committee	Preamble
Subsidiary	Section 9.03
Superior Company Proposal	Section 9.03
Surviving Corporation	Section 1.01
Taxes	Section 9.03
Transactions	Section 1.01
Transfer Taxes	Section 6.08
Unaffiliated Stockholders Approval	Section 6.01
Voting Company Debt	Section 3.03

This AGREEMENT AND PLAN OF MERGER dated as of June 2, 2004 (this “Agreement”), by and between JRT Acquisition, Inc., a Delaware corporation (“Acquirer”), and Home Products International, Inc., a Delaware corporation (the “Company”). Certain defined terms are as defined below in Section 9.03.

WHEREAS, a Special Committee of the Board of Directors of the Company (the “Special Committee”) has unanimously determined that the terms and conditions of the merger of Acquirer with and into the Company (the “Merger”), and the other Transactions contemplated by this Agreement, are fair to, and in the best interest of, the Company’s stockholders, and has unanimously approved this Agreement and resolved to recommend that the Board of Directors of the Company (together with the Special Committee, the “Company Board”) approve this Agreement and recommend that the Company’s stockholders approve and adopt this Agreement and approve the Merger;

WHEREAS, the Board of Directors of the Company has determined that the terms of the Merger and the other Transactions are fair to, and in the best interests of, the Company’s stockholders, and has approved this Agreement and resolved to recommend that the Company’s stockholders approve and adopt this Agreement and approve the Merger;

WHEREAS, the Board of Directors of Acquirer has approved this Agreement, the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Acquirer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution of this Agreement, James R. Tennant is entering into a voting agreement with the Company (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquirer shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Acquirer shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Acquirer in accordance with the DGCL. The Merger and the other transactions contemplated herein are referred to in this Agreement collectively as the “Transactions.”

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Suite 2400, Chicago, Illinois 60601 at 9:00 a.m., Chicago time, on the business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05(a)), waiver by the applicable party or parties of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the time of the Closing but subject to the satisfaction (or, to the extent permitted by Law, waiver by the applicable party or parties) of such conditions), or at such other time and date as the Acquirer and Company shall agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger in form reasonably satisfactory to Acquirer (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Acquirer and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects on the Company and Acquirer as set forth in the DGCL, including in Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquirer shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquirer shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation and By-laws. Acquirer shall file a restated certificate of incorporation with the Secretary of State of the State of Delaware (the “Restated Acquirer Certificate”), which shall be the certificate of incorporation of the Surviving Corporation until thereafter amended (subject to the restrictions and limitations contained in Section 6.05 of this Agreement) as provided therein and by applicable Law. Acquirer shall amend and restate its by-laws as of the Effective Time (the “Restated Acquirer By-laws”), which shall be the by-laws of the Surviving Corporation until thereafter amended (subject to the restrictions and limitations contained in Section 6.05 of this Agreement) as provided therein and by applicable Law. Notwithstanding the foregoing, Company shall have the reasonable right to review and comment upon the Restated Acquirer Certificate and Restated Acquirer By-laws prior to the Effective Time with respect to the provisions relating to Section 6.05.

Section 1.06 Directors. The directors of Acquirer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07 Officers. The officers of Acquirer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) or any shares of capital stock of Acquirer:

(a) Capital Stock of Acquirer. Each issued and outstanding share of capital stock of Acquirer shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock; Acquirer-Owned Stock. Each issued and outstanding share of Company Common Stock that is (i) held in the treasury of the Company, or (ii) owned by the Acquirer shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. (i) Subject to Sections 2.01(b) and 2.01(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (together with any Company Rights, if still outstanding) shall be converted into the right to receive, in exchange for such share of Company Common Stock, an amount of cash, without interest, equal to $1.50 (the “Per Share Merger Consideration”).

(ii) The cash payable upon conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the “Merger Consideration.” As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any person, other than any member of the Acquirer Group, who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) and who, as of the Effective Time, shall not have effectively withdrawn or otherwise forfeited appraisal rights (collectively, the “Appraisal Shares”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid in accordance with Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration pursuant to Section 2.01(c). At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. The Company shall give prompt notice to Acquirer of any demands received by the Company for appraisal of any shares of Company Common Stock, together with copies of any correspondence or filings related thereto, and Acquirer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Acquirer, make any payment with respect to, or settle or offer to settle, any such appraisal demands, or agree to do any of the foregoing.

(e) Stock Options. Each outstanding and unexercised option to purchase shares of Company Common Stock issued under any Company Stock Plan (collectively, the “Company Stock Options”), whether vested or unvested, as to which an option cancellation agreement (in form and substance reasonably acceptable to Company and Acquirer) has been delivered prior to the Effective Time, shall terminate and be canceled as of the Effective Time. In consideration for the cancellation thereof, each person, other than any member of the Acquirer Group, who holds an exercisable Company Stock Option (including options which, by their terms, become exercisable as a result of the Transactions hereby) shall be entitled to receive, in consideration therefor, a cash payment on or promptly after the Closing Date (the “Cancellation Consideration”) equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Stock Option, multiplied by (ii) the aggregate number of shares of Company Common Stock then subject to such Company Stock Option.

(f) Certain Adjustments. If, during the period between the date of this Agreement and the Effective Time or earlier termination of this Agreement, shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration applicable to such shares of Company Common Stock shall be appropriately adjusted.

Section 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Acquirer shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates. At the Effective Time, Acquirer shall directly provide to the Paying Agent all the cash necessary to pay for the shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 2.01(c) and the amount of Cancellation Consideration payable to holders of Company Stock Options pursuant to Section 2.01(e) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. (i) As promptly as practicable after the Effective Time (but in any event no later than five Business Days after the Paying Agent receives an electronic copy of the Company’s stock records as of the Effective Time, suitable for the Paying Agent’s use, from the Company’s transfer agent), Acquirer shall instruct the Paying Agent to mail to each holder of record of Certificates whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), a letter of transmittal reasonably acceptable to Acquirer and the Company, and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall deliver in accordance with the letter of transmittal as promptly as practicable, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 9.03) required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Acquirer that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(ii) Upon the Effective Time, the Company shall deliver to the Paying Agent an electronic listing, suitable for the Paying Agent’s use, of each holder of Company Stock Options who has not previously exercised his or her Company Stock Options and who has executed and delivered an option cancellation agreement. Prior to or at the Effective Time, Acquirer shall instruct the Paying Agent to deliver the Cancellation Consideration due each such holder in accordance with Section 2.01(e) as promptly as practicable following the Effective Time, but in no event later than five Business Days thereafter. Following the Effective Time, upon the execution and delivery of an option cancellation agreement by any holder of Company Stock Options, the Surviving Corporation shall provide the Paying Agent with an electronic listing suitable for the Paying Agent’s use with respect to such holder, and shall instruct the Paying Agent to deliver the Cancellation Consideration due such holder in accordance with Section 2.01(e) as promptly as practicable, but in no event later than five Business Days after the Paying Agent receives such listing. Payment of the Cancellation Consideration shall be net of any required withholding taxes, and no interest shall be paid or accrue thereon.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates formerly representing shares of Company Common Stock or Company Stock Options for 9 months after the Effective Time shall be delivered to Surviving Corporation and any holder of Certificates formerly representing shares of Company Common Stock or Company Stock Options who has not by then complied with this Article II shall thereafter look only to the Surviving Corporation for payment on such holder’s Certificates formerly representing shares of Company Common Stock or Company Stock Options of Merger Consideration or Cancellation Consideration.

(e) No Liability. None of Acquirer, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate formerly representing shares of Company Common Stock has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b)), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Acquirer, on a daily basis. Pending payment of such funds to the holders of Certificates formerly representing shares of Company Common Stock or the holders of Company Stock Options, such funds will be held and shall be invested by the Paying Agent as Acquirer directs (so long as such directions do not impair the rights of the holders of Certificates formerly representing shares of Company Common Stock or Company Stock Options) in the direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest or commercial paper rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s. The Exchange Fund shall not be used except as provided in this Agreement. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. Any losses resulting from such investments shall be the sole responsibility of Acquirer and shall not in any way limit the obligations of Acquirer to holders of Certificates formerly representing shares of Company Common Stock or Company Stock Options.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Acquirer, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

(h) Withholding Rights. The Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock or Company Stock Options such amounts as the Surviving Corporation or the Paying Agent, as the case may be, may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be timely paid to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made.

(i) Termination of Agreement. In the event this Agreement is terminated prior to the Effective Time, Acquirer shall, or shall cause the Paying Agent to promptly return any Certificates theretofore submitted or delivered to the Paying Agent, without charge to the person who submitted such Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Acquirer that, except to the extent set forth in any of the Company’s SEC Documents filed after December 31, 2001 and except as set forth in the letter dated as of the date of this Agreement from the Company to Acquirer (the “Company Disclosure Letter”):

Section 3.01 Organization, Standing and Power. The Company and each of its subsidiaries (the “Company Subsidiaries”) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (b) has full corporate or other power, as the case may be, and authority to transact its business as presently conducted, (c) possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, and (d) is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except in the case of clauses (c) and (d) above for failures which, individually or in the aggregate, would not have or result in a Company Material Adverse Effect. The Company has made available to Acquirer and its Representatives (as defined in Section 9.03) true and complete copies of the certificate of incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended through the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

Section 3.02 Company Subsidiaries; Equity Interests. Section 3.02 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary (a) are duly authorized and have been validly issued and are fully paid and nonassessable, as applicable, and free of preemptive rights and (b) are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except in the case of subsections (a) and (b) for failures which, individually or in the aggregate, would not have or result in a Company Material Adverse Effect. There are no Contracts (as defined in Section 3.05(a)) or arrangements with respect to the ownership, voting or disposition of any shares of stock of any Company Subsidiary.

Section 3.03 Capital Structure. (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), and together with the Company Common Stock, the “Company Capital Stock”). At the close of business on June 2, 2004, (i) 7,873,664 shares of Company Common Stock were issued and outstanding, (ii) 822,394 shares of Company Common Stock were held by the Company in its treasury, (iii) 864,216 shares of Company Common Stock were subject to outstanding Company Stock Options, (iv) 151,610 shares of Company Common Stock were reserved for issuance pursuant to future awards under the Company’s 1999 Directors’ Restricted Stock Plan and the Company’s Executive Incentive Plan, (v) 953,963 additional shares of Company Common Stock were available for issuance under the Company Stock Plans, (vi) 79,204 shares of Company Common Stock were subject to outstanding warrants held by GE Capital Corporation and Hare & Company, (vii) 394,861 shares of Company Common Stock were reserved for issuance under the Company’s Employee Stock Purchase Plan, (viii) no shares of Company Common Stock were reserved for and subject to issuance in connection with the rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of May 21, 1997, between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent (the “Company Rights Agreement”) and (ix) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, as of the date of this Agreement and as of the Closing Date, no other shares of Company Capital Stock were issued, reserved for issuance or outstanding.

(b) Section 3.03(b) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on June 2, 2004, of all outstanding Company Stock Options and all other rights, if any, issued or granted by the Company to purchase or receive Company Capital Stock or stock in any Company Subsidiary, the number of shares subject thereto, the grant dates and exercise prices thereof and the names of the holders thereof. The Company has made available to Acquirer and its Representatives true and complete copies of all option agreements governing Company Stock Options. During the period from January 1, 2004 to the date of this Agreement, there have been no issuances by the Company of shares of Company Capital Stock other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on such date pursuant to the terms thereof.

(c) All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for the Company Stock Options and the Company Rights, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, profit participation rights, rights of repurchase, other rights (other than rights that may have arisen under a Company Stock Plan) linked to the price of Company Capital Stock, or commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or grant, or cause to be issued, delivered, sold or granted additional shares of capital stock or other voting securities or equity interests in, or any security convertible or exchangeable into or exercisable for any capital stock of or other voting security or equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has made available to Acquirer and its Representatives a true and complete copy of the Company Rights Agreement, as amended to the date of this Agreement.

(e) Except for the Voting Agreement, neither the Company nor any Company Subsidiary is a party to any voting agreement, irrevocable proxy or other agreement with respect to the voting of the Company Capital Stock.

Section 3.04 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms of this Agreement, subject, in the case of the consummation of the Merger to receipt of the Company Stockholder Approval (as defined in Section 3.04(c)) and the filing of the Certificate of Merger as required by the DGCL. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to receipt of the Company Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL. The Company has duly executed and delivered this Agreement, and, assuming due execution and delivery hereof by Acquirer, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Special Committee, at a meeting duly called and held, duly adopted unanimous resolutions (i) determining that the terms and conditions of the Merger and the other Transactions are fair to, and in the best interest of, the Company’s stockholders, (ii) approving this Agreement, (iii) recommending that the Board of Directors of the Company approve this Agreement, and (iv) recommending that the Board of Directors of the Company resolve to recommend that the Company’s stockholders approve and adopt this Agreement and approve the Merger.

(c) The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of the Merger and the other Transactions are fair to, and in the best interests of, the Company’s stockholders, (ii) approving this Agreement, and (iii) recommending that the Company’s stockholders approve and adopt this Agreement and approve the Merger. Such resolutions and the previous actions taken by the Company Board are sufficient to render inapplicable the provisions of Section 203 of the DGCL to (A) this Agreement, (B) the Merger and (C) the other Transactions. No other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

(d) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger is the approval and adoption of this Agreement and the approval of the Merger by the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

Section 3.05 No Conflicts; Consents. (a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Transactions will not, (i) violate any statute, law, ordinance, rule or regulation (“Law”) or any judgment, order or decree (“Judgment”), in each case applicable to the Company or by which its property is bound, (ii) violate the certificate of incorporation or by-laws (or comparable organizational document) of the Company or any Company Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give others any rights of termination or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any Company Subsidiary under any provision of any contract (whether written or oral), lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (other than a Company Benefit Plan) or permit to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, except in the case of clauses (i) and (iii) for violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”) is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions, the failure of which to submit or obtain would, individually or in the aggregate, have or result in a Company Material Adverse Effect, other than (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (B) a Transaction Statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”) and (C) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 6.08, (iv) such filings as may be required under the rules and regulations of

The NASDAQ Stock Market, Inc., (v) requirements, if any, under Competition Laws, (vi) applicable state securities or “blue sky” laws and the securities laws of any foreign country or (vii) such other items required solely by reason of the participation of Acquirer or its stockholders or affiliates in the Transactions.

(c) Prior to the Effective Time, the Company and the Company Board shall have taken such action necessary to (i) render the Company Rights inapplicable to (A) this Agreement, (B) the Merger and (C) the other Transactions, and (ii) ensure that (A) neither of Acquirer nor any of its stockholders, affiliates or associates is or will become an “Acquiring Person” (as defined in the Company Rights Agreement) by reason of this Agreement, the Merger or any other Transaction and (B) a “Distribution Date” (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Merger or any other Transaction.

Section 3.06 SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2003 (the “Company SEC Documents”).

(b) As of its respective date, each Company SEC Document complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent modified or corrected prior to the date hereof by a subsequently filed Company SEC Document. The consolidated financial statements (the “Company Financial Statements”) of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Other than as disclosed in the Company Financial Statements (including the notes thereto), as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than (i) liabilities or obligations incurred since March 27, 2004 in the ordinary course of business, (ii) liabilities and obligations relating to, or incurred in connection with, the Transactions, and (iii) liabilities and obligations which, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

Section 3.07 Information Supplied. (a) At the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to stockholders of the Company, neither the Proxy Statement, as amended or supplemented nor the Schedule 13E-3, as amended or supplemented will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company in this Section 3.07(a) with respect to statements made or incorporated by reference therein about Acquirer, any other member of the Acquirer Group or their Representatives, or based on information supplied by Acquirer, any other member of the Acquirer Group or their Representatives for inclusion or incorporation by reference in such documents.

(b) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the Merger and the other Transactions and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Acquirer, any other member of the Acquirer Group or their Representatives, or based on information supplied by Acquirer, any other member of the Acquirer Group or their Representatives for inclusion or incorporation by reference therein.

Section 3.08 Brokers. No broker, investment banker, financial advisor or other person, other than Mesirow Financial, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company other than by any member of the Acquirer Group.

Section 3.09 Opinion of Financial Advisor. Mesirow Financial, Inc. has delivered an executed opinion to the Company Board, dated the date of this Agreement, to the effect that, as of such date and subject to the qualifications and limitations stated therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. The Company has delivered a true and complete copy of such executed opinion to Acquirer concurrently with the execution of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer represents and warrants to the Company that:

Section 4.01 Organization, Standing and Power. Acquirer is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as presently conducted. Acquirer has made available to the Company true and complete copies of its certificate of incorporation and by-laws, as amended to date.

Section 4.02 Acquirer. (a) Since the date of its incorporation, Acquirer has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Acquirer has no subsidiaries.

(b) The authorized capital stock of Acquirer consists of 3,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned free and clear of any Lien.

Section 4.03 Authority; Execution and Delivery; Enforceability. Acquirer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms of this Agreement, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger as required by the DGCL. The execution and delivery by Acquirer of this Agreement and the consummation of the Transactions has been duly authorized by all necessary corporate action on the part of Acquirer and no other corporate proceedings on the part of Acquirer are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the Merger, to the filing of the Certificate of Merger as required by the DGCL. The Board of Directors and stockholders of the Acquirer have duly and unanimously adopted resolutions approving this Agreement, the Merger and the other Transactions. Acquirer has duly executed and delivered this Agreement, and, assuming due execution and delivery hereof by the Company, this Agreement constitutes the legal, valid and binding obligation of Acquirer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.04 No Conflicts; Consents. The execution and delivery by Acquirer of this Agreement does not, and the consummation by Acquirer of the Transactions will not (i) violate any Law or Judgment in each case applicable to Acquirer or any other member of the Acquirer Group or by which any of their respective property is bound, (ii) violate the certificate of incorporation or by-laws (or comparable organizational documents) of Acquirer, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of Acquirer pursuant to, any provision of any contract (whether written or oral), lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument or permit to which Acquirer is a party or by which any of its properties or assets is bound, except in the case of clauses (i) and (ii) for failures which would not have or result in an Acquirer Material Adverse Effect. No Consent of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by or with respect to Acquirer in connection with the execution, delivery and performance of this Agreement thereby or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Schedule 13E-3 and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) requirements, if any, under Competition Laws, and (iv) such filings as may be required in connection with the Taxes described in Section 6.08.

Section 4.05 Information Supplied. (a) At the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to stockholders of the Company, the Proxy Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty is made by Acquirer in this Section 4.05(a) solely with respect to statements made or incorporated by reference therein based on information supplied by Acquirer, any other member of the Acquirer Group or their Representatives for inclusion or incorporation by reference in such documents. The Schedule 13E-3, at the time it is filed with the SEC or at any time it is amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Acquirer in this Section 4.05(a) with respect to statements made or incorporated by reference therein based on information supplied solely by the Company or its Representatives for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by Acquirer, any other member of the Acquirer Group or their Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, at the time any such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(b) The Schedule 13E-3 (other than portions of the Schedule 13E-3 attributable to the Company), and any amendments or supplements thereto, when filed, will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Acquirer with respect to statements made or incorporated by reference therein based on information supplied solely by the Company or its Representatives for inclusion or incorporation by reference therein.

Section 4.06 Brokers. No broker, investment banker, financial advisor or other person, other than Stifel, Nicolaus & Company, Incorporated, the fees and expenses of which will be paid by Acquirer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Acquirer or any other member of the Acquirer Group.

Section 4.07 Financing. As of the date of this Agreement, Acquirer has received, and has provided to the Company copies of, written commitments (which, as of the date of this Agreement, have not expired or been cancelled, terminated, rescinded, amended or otherwise modified) from financial institutions to provide, in the aggregate, monies sufficient for the acquisition of the shares of Company Common Stock pursuant to Section 2.01(c) of this Agreement and the cancellation of Company Stock Options pursuant to Section 2.01(e) of this Agreement, and all expenses associated with any of the foregoing (including, but not limited to, applicable broker fees and expenses), and Acquirer will have such monies available to it upon the Closing.

Section 4.08 Company Representations. Acquirer has no actual knowledge that any of the representations and warranties of the Company contained in this Agreement are not true and correct in accordance with their respective terms as of the date hereof, and Acquirer has no actual knowledge of any errors in, or omissions from, the Company Disclosure Letter. Acquirer shall be deemed to have waived any claimed breach of any representation or warranty of which any member of the Acquirer Group has actual knowledge as of the date hereof.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business by the Company. Except for matters contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in light of the existing circumstances in the ordinary course, including operating in compliance with Law and making all required filings with the SEC.

(a) Other Actions. Except as otherwise permitted by Section 5.02, the Company, on the one hand, and Acquirer and any other member of the Acquirer Group, on the other hand, shall not, and shall not permit any of their subsidiaries or affiliates to, take any action that would, or that is reasonably likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue, other than for such failures to be true and correct that, individually or in the aggregate, have not resulted and are not reasonably likely to result in the condition in Section 7.02(a) (in the case of the Company) or Section 7.03(a) (in the case of Acquirer) not being satisfied or (ii) any condition to the Merger set forth in Article VII not being satisfied.

(b) Designated Representative of Acquirer. If any consent is required of Acquirer pursuant to this Agreement, James R. Tennant is hereby designated as the authorized representative of Acquirer for such purposes. Acquirer may change its authorized representative by giving notice to the Company pursuant to the procedures set forth in Section 9.02.

Section 5.02 Company Takeover Proposals. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any of its or any Company Subsidiary’s Representatives to, (i) enter into any agreement with respect to any Company Takeover Proposal (as defined in Section 5.02(e) below), except (A) in accordance with Section 8.05(b) below (and after compliance with all the procedures set forth therein) or (B) a confidentiality agreement in accordance with this Section 5.02(a) or (ii) furnish to any person any information with respect to a Company Takeover Proposal, except, prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval (as defined in Section 6.01(b)), pursuant to a confidentiality agreement and subject to compliance with Section 5.02(c) below.

(b) The Company Board shall not (i) withdraw or modify in a manner adverse to Acquirer, or propose publicly to withdraw or modify, in a manner adverse to Acquirer, the recommendation by the Company Board of this Agreement or the Merger, in each case unless the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so to comply with its fiduciary duties (any such withdrawal, modification or proposal being referred to herein as an “Adverse Recommendation Change”), (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to obtaining the Company Stockholder Approval, the Company Board receives a Superior Company Proposal (as defined in Section 5.02(e) below), then the Company Board may, in accordance with Section 8.05(b) below (including the notice provisions and the payment of the fee therein), approve and recommend such Superior Company Proposal and cause the Company to terminate this Agreement and concurrently (or substantially contemporaneously) enter into a definitive agreement providing for the implementation of such Superior Company Proposal.

(c) The Company promptly shall advise Acquirer orally and in writing of any Company Takeover Proposal made to the Special Committee or a member thereof, or to a Representative of the Special Committee of which a member of the Special Committee becomes aware, the identity of the person making any such Company Takeover Proposal and the material terms of any such Company Takeover Proposal. The Company shall keep Acquirer informed of the status (including any change to the material terms) of any such Company Takeover Proposal or inquiry.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) of the SEC or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Special Committee, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law, it being understood that if any such disclosure constitutes an Adverse Recommendation Change, Acquirer shall have the rights provided in the event of an Adverse Recommendation Change.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of Proxy Statement; Stockholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, (i) Acquirer will provide the Company with all information with respect to the Acquirer Group as is reasonably necessary or advisable for inclusion in the Proxy Statement, (ii) the Company shall prepare and, after obtaining the approval of Acquirer, which approval shall not be unreasonably withheld, delayed or conditioned, file with the SEC the Proxy Statement in preliminary form, and (iii) the Company and Acquirer shall prepare the Schedule 13E-3. Without limiting the foregoing, each of the Company and Acquirer will take all reasonable steps necessary or advisable to enable the Proxy Statement and the Schedule 13E-3 to be filed with the SEC no later than June 25, 2004. Each of the Company and Acquirer shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Acquirer shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3, as applicable. Absent any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition or notification by the SEC of the commencement of an SEC review of the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement as soon as reasonably practicable following the filing of the preliminary Proxy Statement with the SEC (but not earlier than the 10th calendar day following the filing of the preliminary Proxy Statement), and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company to occur as promptly as practicable thereafter. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or the Company or Acquirer shall otherwise reasonably determine that any amendment or supplement should be made to the Proxy Statement in accordance with applicable Law, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Prior to responding to any comments of the SEC with respect to the Proxy Statement, the Company (i) shall provide Acquirer an opportunity to review and comment on such document or response, and (ii) shall consider in good faith for inclusion in such document or response all comments reasonably proposed by Acquirer.

(b) The Company shall, as promptly as reasonably practicable after the date of this Agreement, establish a record date for and duly call, and as promptly as reasonably practicable after the mailing of the definitive Proxy Statement pursuant to Section 6.01, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) to obtain (i) the Company Stockholder Approval and (ii) the approval and adoption of this Agreement and the approval of the Merger by the holders of the majority of shares of Company Common Stock present or represented by proxy at such meeting that is not held by any member of the Acquirer Group voting “for” and “against” such approval (treating for this purpose holders who have delivered, prior to the Company obtaining the Company Stockholder Approval, written demands for appraisal in accordance with Section 262(d) of the DGCL and who, as of such time, shall not have effectively withdrawn or otherwise forfeited appraisal rights as voting “no”) (such approval, the “Unaffiliated Stockholders Approval”). The Company shall, through the Company Board and in the Proxy Statement, recommend to its stockholders that they give each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval, except to the extent that the Company Board shall have withdrawn or modified its recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger.

(c) Acquirer shall cause all shares of Company Common Stock owned by Acquirer or any other member of the Acquirer Group to be voted in favor of the approval and adoption of this Agreement and approval of the Merger. Unless the Company Board shall have made an Adverse Recommendation Change, the Company shall cause all shares which are voted at the direction of the Company Board or its members to be voted in favor of the adoption of this Agreement.

(d) If the Company is unable to obtain a quorum of its stockholders at such time, (i) the Company may extend the date of the Company Stockholders Meeting by no more than 30 days and the Company shall use its commercially reasonable efforts during such 30-day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Company Stockholders Meeting to the extent (and only to the extent) the Company determines in good faith that such delay is required by applicable law or to comply with written or verbal comments made by the SEC with respect to the Proxy Statement. Such 30 day period shall constitute the 30 day written notice period for purposes of Section 8.01(c)(i).

Section 6.02 Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.02(b), the Company Board approves or recommends a Superior Company Proposal, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, Consents and waivers from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain a Consent or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions, including seeking to have any stay, order or injunction entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.02 from taking any action permitted by Sections 5.02(b) or (d). Acquirer will use its reasonable efforts to cooperate with the Company, at the Company’s reasonable request, in the performance of the Company’s obligations in clauses (i), (ii) and (iii) above.

Section 6.03 Stock Options. Prior to the Effective Time, the Company and Acquirer shall cooperate in an effort to obtain an option cancellation agreement executed by each holder of a Company Stock Option in form and substance reasonably acceptable to Acquirer and to the Company.

Section 6.04 Competition Laws. Each of Acquirer and the Company will (i) make any filings required of such party under Competition Laws with respect to the Merger and the other Transactions as soon as reasonably practicable or as otherwise required after the date of this Agreement; (ii) comply at the earliest reasonably practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity in respect of such filings or the Merger and the other Transactions; (iii) promptly notify the other of (A) the receipt of any comments on, or any request of amendments or supplements to, any such filings or information, documents, or other materials by any Governmental Entity or official, and (B) any other communications from or with any Governmental Entity with respect to the Merger; and (iv) cooperate with the other party in connection with making any filing under Competition Laws and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under Competition Laws with respect to the Merger and the other Transactions, including (A) supplying the other with information which may be required to effectuate any such filings or applications, (B) keeping the other party apprised of the status of matters relating to the completion of the Transactions contemplated by this Agreement and working cooperatively in connection with obtaining any consents from any Governmental Entity, (C) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance, to the extent permitted by such Governmental Entity, and (D) providing copies of all such documents and correspondence to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

Section 6.05 Indemnification. (a) From and after the Effective Time, Acquirer will cause the Surviving Corporation to fulfill and honor in all respects the indemnification obligations of the Company pursuant to the Company Charter, the Company By-laws and any indemnification or similar agreement to which the Company is a party, each as in effect on the date hereof, with respect to each present and former Person who serves or served as a director, officer, employee or agent of the Company or any Company Subsidiary at any time at or before the Effective Time (each, together with such Person’s heirs, executors or administrators, an “Indemnified Person”).

(b) Without limiting the generality of Section 6.05(a) above, the certificate of incorporation and by-laws of the Surviving Corporation (including the Restated Acquirer Certificate and the Restated Acquirer By-laws) shall contain provisions with respect to exculpation from liability, indemnification and advancement of expenses that are at least as favorable to the Indemnified Persons as those contained in the Company Charter and the Company By-laws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of the Indemnified Persons who, immediately prior to the Effective Time, were directors and officers of the Company, unless such modification is required by law.

(c) Prior to the Closing, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy with American International Group, Inc., such “tail” policy to (i) provide for aggregate coverage of at least $15,000,000, (ii) be effective for a period of six years commencing on the Effective Time, and (iii) otherwise be on terms and conditions reasonably acceptable to the Special Committee. Until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain such policy in full force and effect, shall not amend or otherwise modify such policy or take any action that would result in the cancellation, termination, amendment or modification of such policy, and shall continue to honor its obligations under such policy.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or its assets assume the obligations set forth in this Section 6.05.

(e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person, the provisions of this Section 6.05 shall continue in effect until the final disposition of such claim, action, suit proceeding or investigation.

(f) This Section 6.05 shall survive the consummation of the Merger. Acquirer shall cause Surviving Corporation to reimburse all expenses, including reasonable attorneys’ fees and expenses, incurred by any Person to enforce the obligations of the Surviving Corporation under this Section 6.05. Notwithstanding Section 9.07, this Section 6.05 is intended to be for the benefit of and to grant third party rights to Indemnified Persons, whether or not parties to this Agreement, and each of the Indemnified Persons shall be entitled to enforce the covenants contained herein. The parties hereto agree that irreparable damage would occur to the Indemnified Persons in the event that any of the provisions of this Section 6.05 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Indemnified Persons shall be entitled to an injunction or injunctions (without the necessity of posting any bond or other security) to prevent breaches of this Section 6.05 and to enforce specifically the terms and provisions of this Section 6.05 in any Illinois state court or any Federal court located in Chicago, Illinois, this being in addition to any other remedy to which they are entitled at law or in equity.

(g) The covenants contained in this Section 6.05 shall not be deemed exclusive of other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

Section 6.06 Fees and Expenses. (a) Except as otherwise provided below and in Section 8.05, all fees, costs and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Subject to the dollar limitation set forth in Section 8.05(b), all out-of-pocket fees, costs and expenses incurred in connection with the amendment of the Company’s indenture with its 9 5/8 subordinated bondholders (the “Indenture”), including the reasonable fees and expenses of Acquirer’s counsel, the fees and expenses of the bondholders and their counsel, and the fees and expenses of the Company’s counsel with respect to such amendment (collectively, the “Indenture Amendment Expenses”) shall be paid by the Company, provided that Acquirer has delivered to the Special Committee invoices and other supporting documentation with respect to such Indenture Amendment Expenses.

Section 6.07 Public Announcements. Acquirer and all other members of the Acquirer Group, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with The NASDAQ Stock Market, Inc. Further, Acquirer and all other members of the Acquirer Group, on the one hand, and the Company, on the other hand, will consult with each other before holding any press conferences, analyst calls or other meetings or discussions with respect to the Transactions.

Section 6.08 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by the Surviving Corporation, and the Company shall cooperate with Acquirer in preparing, executing and filing any returns with respect to such Transfer Taxes.

Section 6.09 Rights Agreements; Consequences if Rights Triggered. Except as approved in writing by Acquirer or contemplated by this Agreement, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case, unless the Company Board determines in good faith, after compliance with applicable provisions of this Agreement and after consultation with outside counsel, that such action is necessary to do so to comply with its fiduciary duties.

Section 6.10 Delisting. Acquirer and Company agree to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ SmallCap Market as of, or promptly after, the Effective Time.

Section 6.11 Section 16 Matters. Prior to the Effective Time, Acquirer and Company shall take such steps as may be required and permitted to cause the Transactions, including any disposition of Company Capital Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 of the Exchange Act.

Section 6.12 Conveyance Taxes. Acquirer and Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time. All such taxes will be paid by the party bearing the legal responsibility for such payment; provided, however, that, as between Acquirer and Company, the Company shall pay on behalf of those Persons holding Company Common Stock immediately prior to the Effective Time any transfer or similar Taxes payable by such Person in connection with the Merger.

Section 6.13 Acquirer. Prior to the Effective Time, Acquirer shall not conduct any business or make any investments other than as specifically contemplated by or in furtherance of this Agreement, or incur or guarantee any indebtedness other than as necessary for the consummation of the Transactions.

Section 6.14 Employee and Termination Benefits. (a) Acquirer shall cause the Surviving Corporation, through 90 days after the Effective Time, to provide compensation and benefits to the employees of the Company and the Company Subsidiaries (other than those employees terminated for cause) as of the Effective Time (“Company Employees”) that are, in the aggregate, no less favorable than those provided to Company Employees as of the Effective Time. Any former Company Employees who receives any compensation or benefits as of the Effective Time shall continue to receive such compensation and benefits for the lesser of such 90 day period and the period of time provided for under the Company’s relevant benefit plans as of the Effective Time. With respect to any compensation, severance, termination, benefit, welfare and similar plans or arrangements in which Company Employees first become eligible to participate, on or after the Effective Time (the “New Company Plans”), the Surviving Corporation or Purchaser shall, to the extent allowable by its third party providers: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Employees under any health and welfare New Company Plans in which such Company Employee may be eligible to participate after the Effective Time, and deductibles, coinsurance or maximum out-of-pocket payments made by such Company Employee during the applicable plan year in which such Company Employee first participates in the applicable New Company Plan occurs shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans; provided, that, for purposes of deductibles, coinsurance and out-of-pocket payments, such Company Employee was enrolled under the Company Benefit Plans immediately prior to the effective time of coverage in the New Company Plans, and (ii) recognize service of Company Employees accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit (and levels of benefits) in any New Company Plan in which such Company Employee may be eligible to participate after the Effective Time, to the extent such service would have been taken into account under the applicable Company Benefit Plans.

(b) From and after the Effective Time, Acquirer shall cause the Surviving Corporation to honor and assume, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any Company Employee and all benefits or other amounts earned or accrued to the extent vested or which becomes vested in the ordinary course, through the Effective Time, under all Company Benefit Plans.

(c) In the event of any termination of any Company Benefit Plan, (i) terminated Company or Surviving Corporation employees and their qualified beneficiaries will have the right to continued coverage under group health plans of the Surviving Corporation as required by Code Section 4980B(f) and ERISA Sections 601 through 609.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval and the Unaffiliated Stockholders Approval.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Law preventing the consummation of the Merger, or preventing Acquirer from owning the shares of the Surviving Corporation or from operating any material part of the business of the Surviving Corporation and its subsidiaries, taken as a whole, shall be in effect; provided, however, that prior to asserting this condition, the applicable party shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(c) HSR Act. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act (or under any other Competition Laws) shall have expired or been terminated.

(d) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.01(b) to not be satisfied.

Section 7.02 Conditions to Obligations of Acquirer. The obligations of Acquirer to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects any obligation and complied in all material respects with any agreement or covenant of the Company to be performed or complied with by it under this Agreement prior to or at the time of the Closing.

(c) Company Certificate. The Company shall have furnished a certificate, signed by an authorized officer, certifying compliance with the conditions set forth in Sections 7.02(a) and (b).

(d) No Litigation. There shall be no pending suit, action or proceeding that advances non-frivolous claims against Acquirer, the Company or any Company Subsidiary that seeks any equitable relief which, if successful, would prevent (i) the consummation of the Merger, (ii) Acquirer from owning the shares of the Surviving Corporation or (iii) Acquirer from operating any material part of the business of the Surviving Corporation and its subsidiaries, taken as a whole.

(e) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Acquirer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date).

(b) Performance of Obligations of Acquirer. Acquirer shall have performed in all material respects any obligation of Acquirer and complied in all material respects with any agreement or covenant of Acquirer, as the case may be, to be performed or complied with by it under this Agreement prior to or at the time of the Closing.

(c) Acquirer Certificate. Acquirer shall have furnished a certificate, signed by an authorized officer, certifying compliance with the conditions set forth in Sections 7.03(a) and (b).

Section 7.04 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Acquirer, on the other hand, may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused primarily by the failure of the Company, on the one hand, or Acquirer or any other member of the Acquirer Group, on the other hand, to use commercially reasonable efforts to consummate the Merger and the other Transactions, as required by and subject to Section 6.02.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time:

(a) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by mutual written consent of the Acquirer and the Company;

(b) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by either Acquirer or the Company:

(i) if the Merger does not occur on or before October 31, 2004 (the “Outside Date”), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

(ii) if any Governmental Entity issues an order or injunction or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction or other action shall have become final and nonappealable, unless such order, injunction or other action is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that prior to seeking to terminate, such party shall have used its commercially reasonable effects to prevent such order, injunction or other action and to appeal as promptly as practicable any such orders, injunctions or other actions; or

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be, the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be, is not obtained; provided, however, that this Agreement may not be terminated by any party hereto pursuant to this Section 8.01(b)(iii) if such party is then in breach of Section 6.01(c);

(c) (i) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by Acquirer if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach; or

(ii) prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval, by Acquirer (A) in the event an Adverse Recommendation Change has occurred, (B) if, pursuant to Section 6.09 and without the written approval of Acquirer, the Company Board amends the Company Rights Agreement, redeems the Company Rights or takes any action with respect to, or makes any determination under, the Company Rights Agreement to comply with its fiduciary duties and, as a result of such amendment, redemption, action or determination, any person other than Acquirer or any of its affiliates is permitted to become an Acquiring Person (as currently defined in the Company Rights Agreement) or (C) the Company enters into any definitive agreement to implement a Company Takeover Proposal;

(d) (i) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by the Company if Acquirer breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Acquirer of such breach; or

(ii) prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval by the Company in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Acquirer as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquirer or the Company, other than the provisions of Section 3.08, Section 4.06, Section 4.07, Section 6.05, this Section 8.02, Section 8.05 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

Section 8.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment or waiver that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders. Subject to Section 9.04, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure or delay by any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Acquirer or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

(b) Prior to obtaining Company Stockholder Approval and so long as the Company is in compliance with Section 5.02, the Company may terminate this Agreement pursuant to Section 8.01(d)(ii) if (i) the Company Board has received a Company Takeover Proposal, (ii) the Special Committee shall have determined in good faith that such Company Takeover Proposal constitutes a Superior Company Proposal, (iii) at least three (3) days prior to such termination, the Company notifies Acquirer in writing of the determination described in clause (ii) above, which notice shall describe all material terms of such Company Takeover Proposal; (iv) Acquirer shall not have made, within three (3) business days of receipt of such notice referred to in clause (iii) above, a binding written offer to acquire the Company that causes the Special Committee to no longer be able to determine in good faith that such Superior Company Proposal remains a Superior Company Proposal, (v) the Company concurrently (or substantially contemporaneously), enters into a definitive agreement providing for the implementation of such Superior Company Proposal and (vi) the Company has paid (or contemporaneously pays) Acquirer for all reasonable out-of-pocket fees, costs and expenses incurred by Acquirer through the date of such termination, whether incurred prior to, concurrently with, or subsequent to, the execution of this Agreement, in connection with this Agreement, the Transaction and the amendment and restatement of the Indenture (collectively, including the Indenture Amendment Expenses, the “Acquirer Expenses”), which Acquirer Expenses shall be limited to $550,000 less the amount of any Acquirer Expenses previously paid or reimbursed to Acquirer by the Company for purposes of Sections 8.05(b) and (c); provided that Acquirer has delivered to the Special Committee invoices and other reasonable supporting documentation with respect to such Acquirer Expenses (and, in such case, the Company shall not be obligated to make any other payments to Acquirer, its stockholders or its affiliates).

(c) In the event the Agreement is terminated by Acquirer pursuant to Section 8.01(c), the Company shall promptly pay to Acquirer the Acquirer Expenses, provided that Acquirer has delivered to the Special Committee invoices and other reasonable supporting documentation with respect to such Acquirer Expenses (and, in such case, the Company shall not be obligated to make any other payments to Acquirer, its stockholders or its affiliates).

(d) Any fee due under this Section 8.05 shall be paid by wire transfer of same-day funds on the date of termination of this Agreement or the next business day if the date of termination of this Agreement is not a business day.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or by a nationally recognized overnight courier service or (ii) on the date confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile (with a confirming copy of such communication to be sent as provided in clause (i)), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	if to Acquirer, to

JRT Acquisition, Inc.

c/o Home Products International, Inc.

4501 West 47th Street

Chicago, IL 60632

Attention: James R. Tennant

Fax: 773-890-0523

with a copy to:

Vedder, Price, Kaufman & Kammholz, P.C.

222 North LaSalle Street

Chicago, IL 60601

Attention: Michael A. Nemeroff, Esq.

Fax: 312-609-5005

(b)	if to the Company, to

Home Products International, Inc.

4501 West 47th Street

Chicago, IL 60632

Attention: Special Committee of the Board of Directors

Fax: 773-890-0523

with a copy to:

Katten Muchin Zavis Rosenman

525 West Monroe Street

Chicago, IL 60661

Attention: Maryann A. Waryjas, Esq.

                    Mark D. Wood, Esq.

Fax: 312-902-1061

Section 9.03 Definitions. For purposes of this Agreement:

(a) “Acquirer Group” shall mean Acquirer, James R. Tennant, any other equity holder of Acquirer and any Affiliate of any of the foregoing (with respect to Mr. Tennant, solely in his capacity as a member of the Acquirer Group and not in his capacity as a director or officer of the Company).

(b) “Acquirer Material Adverse Effect” means any state of facts, change, development, effect, condition or occurrence that adversely affects Acquirer’s ability to obtain the funds necessary to consummate the Merger, or that otherwise materially impairs the ability of Acquirer to perform its obligations under this Agreement or consummate the Merger;

(c) An “affiliate” of any person means another person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this Agreement, (i) no member of the Acquirer Group is an affiliate of the Company and (ii) the Company is not an affiliate of member of the Acquirer Group.

(d) “Company Benefit Plan” means any collective bargaining agreement or any bonus, employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary.

(e) “Company Material Adverse Effect” means any state of facts, change, development, effect, condition or occurrence that is material and adverse to the business, prospects, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or that materially impairs the ability of the Company to perform its obligations under this Agreement or consummate the Merger; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any change or effect that results from (A) conditions affecting the consumer housewares manufacturing industry generally or (B) any change in the trading price or volume of Company Common Stock, in and of itself. The parties hereby agree that an increase in the price of resin (as set forth in The Plastics News trade publication) used by the Company in its business by less than 12.5% from the date of this Agreement shall not, in and of itself, constitute a Company Material Adverse Effect.

(f) “Company Stock Plan” means the Company’s (i) 1994 Stock Option Plan, (ii) 1991 Stock Option Plan, (iii) 1987 Stock Option Plan, (iv) 1999 Performance Incentive Plan, (vi) 1999 Director’s Restricted Stock Plan, and (vii) any other stock option plan of the Company or any Company Subsidiary which issued options to purchase shares of the Company to officers, employees or directors of the Company, in each case as amended through the date of this Agreement.

(g) “Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the outstanding equity securities or consolidated total assets of the Company, in each case other than the Transactions.

(h) “Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, and includes the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and, to the extent applicable, equivalent Laws of the European Union or the Member States thereof, Canada and any other country in which the Company or any Company Subsidiary has operations or derives revenue.

(i) “Permitted Lien” means (i) Liens as reflected on the Company’s December 27, 2003 balance sheet, including the notes thereto, included in the Company Financial Statements, (ii) Liens for Taxes not yet due and payable, or, if due (A) not delinquent, or (B) being contested in good faith by appropriate proceedings during which collection or enforcement is stayed (iii) statutory Liens securing payments not yet due, including carriers’, warehouseman’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (v) easements, rights-of-way, restrictions and other similar Liens incurred in the ordinary course of business, (vi) title retention or security interests under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (vii) Liens relating to purchase money obligations, and (viii) Liens, if any, as, individually or in the aggregate, would not have or result in a Company or Acquirer Material Adverse Effect, as applicable.

(j) A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

(k) A “Representative” of any person means any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, such person; provided, however, that for the purpose of this Agreement, James R. Tennant is not a Representative of the Company.

(l) A “subsidiary” of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(m) “Superior Company Proposal” means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a purchase of warrants or otherwise, more than 50% of the Company Common Stock or all or substantially all of the assets of the Company and the Company subsidiaries, taken as a whole, on terms which the Special Committee determines in good faith to be more favorable to the holders of Company Common Stock than the Transaction (after consultation with a financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Acquirer to amend the terms of the Transaction).

(n) “Taxes” includes all forms of taxation imposed by any domestic or foreign (whether national, federal, state, provincial, local, or otherwise) Governmental Entity, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other Taxes of any kind, including all interest, penalties and additions thereto.

Section 9.04 Interpretation; Disclosure Letter. (a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

(b) Company may update or amend the Company Disclosure Letter prior to the Closing Date; provided however, if any such update or amendment discloses a breach or default under this Agreement which results in Section 7.02(a) not being satisfied, Acquirer may terminate this Agreement pursuant to Section 8.01(c)(i).

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Each party hereto need not sign the same counterpart. This Agreement, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of this Agreement or any such agreement or instrument, and each such party forever waives any such defense.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and (b) except for the provisions of Article II and Section 6.05 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons only following the Effective Time), are not intended to confer upon any person other than the parties hereto any rights or remedies.

Section 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.10 Enforcement; Waiver of Jury Trial. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Illinois state court or any Federal court located in Chicago, Illinois, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Illinois state court or any Federal court located in Chicago, Illinois for the purposes of any suit, action or other proceedings arising out of this Agreement or any Transaction (and each party agrees that no such suit, action or proceeding arising out of to this Agreement or any Transaction shall be brought by it or any of its affiliates except in such courts). Each party hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any suit, action or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction in this Section 9.10. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any suit, action or proceeding arising out of this Agreement or any Transaction in any Illinois State court or any Federal court located in Chicago, Illinois, or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or any Transaction. Each party hereto, (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things the mutual waivers and certifications in this Section 9.10(b).

[Signature page follows.]

IN WITNESS WHEREOF, Acquirer and the Company have duly executed this Agreement and Plan of Merger of the date first written above.

JRT Acquisition, Inc.

By:	/S/ JAMES R. TENNANT
Name: James R. Tennant
Title: CEO

Home Products International, Inc.

By:	/S/ JAMES E. WINSLOW
Name: James E. Winslow
Title: Executive VP & CFO